Exhibit 10.19

TARGA RESOURCES, INC.

BONUS PLAN

I. PURPOSE

The TARGA RESOURCES, INC. BONUS PLAN (the “Plan”) is intended to provide a means whereby employees of TARGA RESOURCES, INC., a Delaware corporation (the “Company”), and its affiliates may develop a sense of personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders.

II. DEFINITIONS

Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below unless their context clearly indicates to the contrary:

A. Affiliate: The Parent and each entity that is an “Affiliate” of the Parent as such term is defined in the Stock Incentive Plan.

B. Board: The Board of Directors of the Company.

C. Bonus Pool: The amount of (i) two million dollars ($2 million), if the Weighted Average Sales Price is one hundred dollars ($100.00) per share or more or if the Plan is terminated prior to the date of any Change of Control, (ii) zero dollars ($0), if the Weighted Average Sales Price is equal to or less than seventy-two dollars and thirty-one cents ($72.31) per share, or (iii) an arithmetic prorated amount between zero dollars ($0) and two million dollars ($2 million), if the Weighted Average Sales Price is more than seventy-two dollars and thirty-one cents ($72.31) per share and less than one hundred dollars ($100.00) per share.

D. Change of Control: An event constituting a “Change of Control,” as that term is defined in the Amended and Restated Stockholders’ Agreement dated as of October 28, 2005, among Targa Resources Investments Inc. and the other parties thereto, as amended, supplemented or otherwise modified as of the date hereof.

E. Company: Targa Resources, Inc.

F. Eligible Employees: Employees (including employees who are no longer employed at the time the payment of bonuses is made pursuant to Section III.B. below) of the Company and the Affiliates, as selected by the Board in its sole discretion; provided however, that the following individuals shall be included among the group of Eligible Employees:

Paul Chung	Bob Faircloth
Stacy Duke	Roy Furrow
Bud Elkins	Mike Heim

Steve Hopson	Jeff McParland
Pat Howerton	Robert Muraro
Tim Janisse	Joe Bob Perkins
Roy Johnson	Rene Ruiz
Rene Joyce	Bob Sparger

The identification herein of specific individuals to be designated as Eligible Employees does not entitle such individuals to receive a specific amount, or any amount, of the Bonus Pool. No employee of the Company or its Affiliates shall be disqualified from being an Eligible Employee merely by reason of his being a director of the Company or an Affiliate.

G. Plan: The Targa Resources, Inc. Bonus Plan, as amended from time to time.

H. Series B Preferred Stock: The Series B Convertible Participating Preferred Stock, par value $.001 per share, of the Parent and/or, with respect to each share of such stock, the number of shares of other securities into which such share may be converted.

I. Stock Incentive Plan: The Parent’s 2005 Stock Incentive Plan, as amended from time to time.

J. Parent: Targa Resources Investments Inc.

K. Warburg: Collectively, Warburg Pincus Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII I, C.V., Warburg Pincus Germany Private Equity Partners VIII, K.G. and Warburg Pincus Private Equity IX, L.P. and their affiliates.

L. Weighted Average Sales Price: The weighted average sales price during the period beginning on November 1, 2005 and ending on the date of any Change of Control with respect to all shares of Series B Preferred Stock sold by Warburg during such period, as determined in good faith in the sole discretion of the Board.

III. BONUS PAYMENTS

A. Determination of Bonus Pool. As soon as administratively feasible after any Change of Control, or upon any termination of the Plan under Paragraph B of Section V, the Board shall cause the amount of the Bonus Pool to be determined. The Company shall keep proper books and records of account so that the amount of the Bonus Pool may be readily determined. All decisions made by the Board regarding the amount of the Bonus Pool shall be final and binding on all persons.

B. Payment of Bonuses: As soon as administratively feasible after the amount of the Bonus Pool has been determined pursuant to Paragraph A above, such amount shall be paid by the Company to the Eligible Employees selected by the Board. The amount out of the Bonus Pool to be allocated and paid to each of the Eligible Employees (which amount may be zero dollars ($0) with respect to one or more of the Eligible Employees) shall be determined by the Board in its sole discretion. All payments required pursuant to this Paragraph shall be paid by the Company in the form of a single lump sum cash payment.

IV. ADMINISTRATION OF THE PLAN

A. Powers and Duties. The Board shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have the discretionary authority and all of the powers necessary to accomplish these purposes. Without limiting the generality of the foregoing, the Board shall have all of the powers and duties specified for it under the Plan, including the power, right, or authority: (a) to select Eligible Employees under the Plan; (b) to determine the amount of the Bonus Pool; (c) from time to time to establish rules and procedures for the administration of the Plan, which are not inconsistent with the provisions of the Plan, and any such rules and procedures shall be effective as if included in the Plan; (d) to construe in its discretion all terms, provisions, conditions, and limitations of the Plan; (e) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as the Board shall deem appropriate; (f) to make a determination in its discretion as to the right of any person to a distribution with respect to the payment of any bonus and the amount of such distribution and to prescribe procedures to be followed by distributees in obtaining such distribution; and (g) to make all other determinations necessary or advisable for the administration of the Plan.

B. Delegation of Authority. All decisions, determinations and actions to be made or taken by the Board pertaining to the Plan and all determinations with respect to an Eligible Employee’s employment or termination of employment for purposes of the Plan, are hereby delegated to the Board by the Company. The Board shall, in its sole discretion exercised in good faith, make such decisions or determinations and take such actions, and all such decisions, determinations, and actions by the Board shall be final, binding and conclusive on all persons. The Board shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan. Furthermore, the Board in its discretion may delegate to one or more employees of the Company its day-to-day ministerial duties and powers under the Plan.

V. TERMINATION OF THE PLAN

A. Automatic Termination. Unless terminated earlier pursuant to Paragraph B below, the Plan shall automatically terminate immediately upon the payment of all bonuses from the Bonus Pool.

B. Other Termination or Amendment. The Board may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan or terminate the Plan; provided that if the Company terminates the Plan prior to the date of any Change of Control, then bonus payments shall be made in accordance with Section III. Without limiting the scope of the preceding sentence, the Board may in its discretion amend the Plan with respect to the manner in which the Bonus Pool is calculated in the event any transaction or event described in Section 4(c) of the Stock Incentive Plan occurs.

Notwithstanding the foregoing or any other provision in the Plan to the contrary, if the Board determines that the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, apply to the Plan and that the terms of the Plan do not, in whole or in part, satisfy the requirements of such section, then the Board, in its sole discretion, may unilaterally amend the Plan in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

VI. NATURE OF THE PLAN

The establishment of the Plan shall not be deemed to create a trust. The Plan shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of the Plan, and no individual shall have any security or other interest in any assets of the Company, in shares of stock of the Company or any Affiliate or otherwise.

VII. MISCELLANEIOUS PROVISIONS

A. No Effect on Employment Relationship. Nothing in the adoption of the Plan nor the payment of bonuses hereunder shall confer on any individual the right to continued employment by the Company or any Affiliate, or affect in any way the right of the Company or any Affiliate to terminate such employment at any time.

B. Prohibition Against Assignment or Encumbrance. No right or benefit hereunder shall ever be assignable or transferable, or liable for, or charged with any of the torts or obligations of an Eligible Employee or any person claiming under an Eligible Employee, or be subject to seizure by any creditor of an Eligible Employee or any person claiming under an Eligible Employee. No Eligible Employee or any person claiming under an Eligible Employee shall have the power to anticipate or dispose of any right or benefit hereunder in any manner until the same shall have actually been distributed free and clear of the terms of the Plan.

C. No Effect on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements affecting any Eligible Employee.

D. Withholding. All payments provided for hereunder shall be made by the Company as provided herein and shall be reduced by any amount required to be withheld by the Company under applicable local, state or federal withholding requirements.

VIII. GOVERNING LAW AND CONSTRUCTION

A. Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

B. Headings. The headings of Articles, Sections, and Paragraphs herein are included solely for convenience. If there is any conflict between such headings and the text of the Plan, the text shall control. All references to Articles, Sections, and Paragraphs are to the Plan unless otherwise indicated.

C. Effect Upon Other Plans. Except to the extent provided otherwise herein, nothing in the Plan shall be construed to affect the provisions of any other plan maintained by the Company or any Affiliate.

D. Jurisdiction. Except to the extent federal law applies and preempts state law, the Plan shall be construed, enforced, and administered according to the laws of the State of Delaware, excluding any conflict-of-law rule or principle that might refer construction of the Plan to the laws of another state or country.

E. Severability. In case any provision of the Plan is determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such illegal, invalid, or unenforceable provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision had not been included therein.

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this instrument on this 31st day of October, 2005.

TARGA RESOURCES, INC.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President